Exhibit 99.1

Blount International, Inc. 4909 SE International Way (97222 4679) PO Box 22127 Portland, OR 97269 2127 USA (503) 653-8881 FAX: (503) 653-4555

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2011 Second Quarter Results, Updates Outlook for 2011

•	Sales increased 39% from the second quarter of 2010, 24% excluding acquisitions

•	Operating income increased 13% from the second quarter of 2010, 18% excluding acquisitions

•	Full year outlook for 2011 sales and profit increased

•	Acquired PBL, a manufacturer of lawnmower blades, on August 5, 2011

PORTLAND, OR, August 9, 2011: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the second quarter ended June 30, 2011 and updated its financial outlook for 2011.

Results for the Quarter Ended June 30, 2011

The Company’s sales in the second quarter were $201.3 million, a 39.1% increase from the second quarter of 2010, and a 24.5% increase when excluding sales from recent acquisitions. Operating income for the second quarter of 2011 was $24.8 million compared to $22.0 million in the prior year. Second quarter income from continuing operations was $13.8 million ($0.28 per diluted share) compared to $9.9 million ($0.21 per diluted share) in the second quarter of 2010.

Josh Collins, Chairman and Chief Executive Officer, commented on the second quarter results: “Our business continued to grow at a rapid clip in the second quarter as strength in international markets and the benefit of recent acquisitions contributed to a 39% year over year increase in revenues. Profit levels were also up, although tempered by increased steel and unfavorable foreign currency movements as well as investment in our growth initiatives. During the quarter we stepped up our advertising spend, incurred incremental M&A costs, and further rationalized our brand portfolio. These investments, along with the successful upsizing of our credit facility in June, are consistent with our long term growth plan. We have updated our full year outlook for sales and operating income to reflect our June on order position and current view of the expected impacts of steel costs, foreign currency, and the recent acquisition of PBL.”

Sales

Sales were 24.5% higher in the second quarter of 2011 compared to the second quarter of 2010, excluding acquisitions (for comparability, all sales growth statistics are quoted excluding sales related to the SpeeCo and KOX acquisitions made in the last 12 months). International sales grew 35.0%, and domestic sales were down 0.3% on a year-over-year basis. Sales to original equipment manufacturers increased 6.2%, and replacement sales increased 30.1%. Price increases implemented since last year’s second quarter and improved foreign currency exchange rate changes had a favorable year-over-year impact on sales of $6.1 million. The change in sales for the comparable periods is illustrated below, with sales from acquired businesses of $21.1 million presented entirely as acquired volume increase:

% Change in Sales from Second Quarter 2010
(dollars in millions) amounts may not sum due to rounding	Sales	Growth
Second Quarter 2010	$144.8
Increase / (Decrease)
Unit Volume	29.4	20.3%
Acquired Volume	21.1	14.6%
Selling Price / Mix	3.2	2.2%
Foreign Exchange	2.9	2.0%

Second Quarter 2011	$201.3	39.1%

Sales order backlog was $175.0 million at June 30, 2011 compared to $133.7 million at December 31, 2010 and $121.2 million at June 30, 2010. Excluding backlog related to businesses acquired within the last 12 months, backlog increased $42.0 million, or 35% from the year-ago period.

Gross Profit

Second quarter 2011 gross profit was $64.2 million compared to $51.1 million in the second quarter of 2010. The increase in gross profit was driven primarily by the increase in sales volume, including the addition of SpeeCo and KOX. The favorable impact of higher sales volumes was partially offset by year-over-year unfavorable movement in currency exchange rates and non-cash expenses related to acquisition accounting. Selling price increases offset most of the increases in product costs. A reconciliation of the second quarter 2011 gross profit and gross profit margin compared to the second quarter of 2010 is presented below:

Change in Gross Profit and Gross Margin
(dollars in millions) amounts may not sum due to rounding	Gross Profit	Gross Margin
Second Quarter 2010	$51.1	35.3%
Increase / (Decrease)
Acquired Volume	4.8	-1.3%
Acquisition Purchase accounting	(2.2)	-1.1%

	53.7	32.9%
Foreign Exchange	(1.7)	-0.8%

	52.0	32.1%
Unit Volume	12.1	-0.2%
Selling Price / Mix	3.2	1.6%
Steel	(0.5)	-0.3%
Costs / Mix	(2.5)	-1.3%

Second Quarter 2011	$64.2	31.9%

The foreign exchange impact reflects the strength of both the Canadian Dollar and Brazilian Real compared to the U.S. Dollar and the associated impact on manufacturing conversion costs. Steel purchase prices were up $1.8 from the first quarter of 2011 and increased by $0.5 from the second quarter of 2010. All other product costs, including manufacturing conversion costs and charges related to rationalizing our brand portfolio, increased $2.5 million in the second quarter of 2011 compared to the second quarter of 2010 as high demand and capacity constraints led to some inefficiencies.

Operating Income

Operating income increased to $24.8 million in the second quarter of 2011 from $22.0 million in the second quarter of 2010. The drivers of the change in operating income compared to the second quarter of 2010 are presented below:

Change in Operating Income
(dollars in millions) amounts may not sum due to rounding	Compared to Prior Year
Second Quarter 2010 Operating Income	$22.0
Change in Gross Profit	13.1
Change in SG&A Expense:
Acquired businesses	(3.7)
Foreign exchange	(1.0)
All other	(5.5)

Total Change	2.9

Second Quarter 2011 Operating Income	$24.8

SG&A increased by $5.5 million compared to the second quarter of 2010, excluding the impact of acquisitions and foreign exchange. The increase was driven primarily by increased advertising expenditures of $2.0 million to support new products and increased professional services costs of $1.3 million related to the Company’s acquisition and continuous improvement programs. Additionally, increased compensation and benefits of $1.3 million reflect annual pay increases and increased headcount in support of the Company’s growth.

Income from Continuing Operations

Second quarter 2011 income from continuing operations improved primarily due to improved operating income, a reduction in net interest expense, and a reduction in income tax rates compared to the second quarter of 2010. Overall, the change in income from continuing operations for the second quarter of 2011 compared to the second quarter of 2010 is illustrated in the table below:

Change in Income from Continuing Operations
(dollars in millions, except per share data) amounts may not sum due to rounding	Pre-tax Income	Income Tax Effect	Income from Continuing Operations	Diluted Earnings per Share
Second Quarter 2010 Results	$15.6	$5.6	$9.9	$0.21
Change due to:
Increased operating income	2.9	1.0	1.8	0.04
Decreased net interest expense	1.5	0.6	1.0	0.02
Change in other expense	(0.1)	(0.0)	(0.0)	(0.00)
Change in income tax rate	n/a	(1.1)	1.1	0.02

Second Quarter 2011 Results	$19.9	$6.2	$13.8	$0.28

Cash Flow and Debt

As of June 30, 2011, the Company had net debt of $264.3 million, a decrease of $9.1 million from March 31, 2011. The decline in net debt in the second quarter of 2011 resulted from the generation of cash by the Company’s ongoing operations partially offset by costs related to the amendment of the Company’s Senior Credit Facility in June. In the second quarter, the Company generated $15.7 million in free cash flow. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro-forma LTM EBITDA was 1.9x as of June 30, 2011.

On June 13, 2011, the Company amended the terms of its Senior Credit Facility. The amendment included an increase in facility size, the elimination of the Term B tranche, a lowering of variable interest rates and an extension of maturity dates, among other items. The amended terms will become effective in August and the Company will record a related charge to pretax income of approximately $3.9 million. The company expects to save approximately $7 million in annual cash interest cost based on current LIBOR rates and borrowing levels as a result of the amendment.

Acquisition of PBL

On August 5, 2011, the Company acquired PBL, a manufacturer of lawnmower blades and agricultural cutting parts primarily serving OEM customers in Europe with a plant in Mexico and in France. The acquisition of PBL increases cost-efficient lawnmower blade manufacturing capacity and establishes a presence in the European agriculture market. PBL’s sales for the twelve months ended July 31, 2011 were approximately $33.2 million.

2011 Financial Outlook

The Company’s fiscal year 2011 outlook is for sales to range between $775 million and $795 million and operating income to range between $104 million and $109 million. Our expectation for 2011 sales levels assumes a full year of SpeeCo ownership and growth for the overall business of between 10% and 12%, plus the benefit of the KOX and PBL businesses acquired in March and August, respectively. The expectation for 2011 operating income assumes that unfavorable foreign currency exchange rates and rising steel prices will reduce year-over-year operating income between $9 million and $11 million and includes estimated incremental non-cash charges as a result of acquisition accounting of approximately $5.0 million. Free cash flow is expected to range between $50 million and $55 million in 2011, after spending approximately $34 million to $38 million on capital expenditures. Net interest expense is expected to be $17 million in 2011 and the effective income tax rate for continuing operations is expected to be between 32% and 35% in 2011.

A comparison of 2010 actual results, 2010 pro forma results, pro forma results for the 12 months ended June 30, 2011, and the 2011 outlook mid-point for key operating indicators is provided in the table below.

			Pro Forma(1)
(dollars in millions)	2010 Actual	2011 Outlook Mid- Point	2010	Last 12 Months June 30, 2011	2011
Sales	$611.5	$785.0	$656.6	$752.0	$815.0
Operating Income	85.6	106.5	89.3	97.7	108.5
Adjusted EBITDA	118.2	145.0	125.5	135.9	150.0
Free Cash Flow	36.0	52.5	37.3	42.5	53.0
Net Capital Expenditures	19.8	36.0	20.1	24.8	37.4

(1)	Pro Forma amounts for 2010 include SpeeCo for all of 2010. Pro Forma amounts for the twelve months ended June 30, 2011 include SpeeCo and KOX for the entire period. Pro Forma amounts for 2011 include SpeeCo, KOX, and PBL

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and certain adjustments (“Adjusted EBITDA”) is a non-GAAP measure and is reconciled to Operating Income in the attached financial data table.

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden; farm, ranch and agriculture; and construction markets, and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended June 30,		Six Months Ended June 30
(In thousands, except per share data)	2011	2010	2011	2010
Sales	$201,337	$144,788	$382,211	$277,917
Cost of sales	137,149	93,686	257,975	177,726

Gross profit	64,188	51,102	124,236	100,191
Selling, general, and administrative expenses	39,370	29,135	71,576	56,858

Operating income	24,818	21,967	52,660	43,333
Interest expense, net of interest income	(4,814)	(6,357)	(9,651)	(12,851)
Other income (expense), net	(96)	(19)	(295)	(32)

Income from continuing operations before income taxes	19,908	15,591	42,714	30,450
Provision for income taxes	6,156	5,644	13,340	11,964

Income from continuing operations	$13,752	$9,947	$29,374	$18,486

Income from discontinued operations, net	—	496	—	740

Net income	$13,752	$10,443	$29,374	$19,226

Basic income per share:
Continuing operations	$0.28	$0.21	$0.61	$0.39
Discontinued operations	—	0.01	—	0.01

Basic income per share:	$0.28	$0.22	$0.61	$0.40

Diluted income per share:
Continuing operations	$0.28	$0.21	$0.60	$0.38
Discontinued operations	—	0.01	—	0.02

Diluted income per share:	$0.28	$0.22	$0.60	$0.40

Shares used for per share computations (in 000’s):
Basic	48,694	47,840	48,533	47,815
Diluted	49,524	48,349	49,324	48,339

Condensed Consolidated Balance Sheets	June 30,	December 31,
(In thousands)	2011	2010
Assets:
Cash and cash equivalents	$80,527	$80,708
Accounts receivable	100,511	79,223
Inventories	102,980	100,445
Other current assets	29,282	28,526
Property, plant and equipment, net	111,602	108,348
Other non-current assets	198,341	183,637

Total assets	$623,243	$580,887

Liabilities:
Current maturities of long-term debt	$10,250	$10,250
Other current liabilities	94,593	91,105
Long-term debt, net of current maturities	334,625	339,750
Other long-term liabilities	102,581	97,384

Total liabilities	542,049	538,489

Stockholders’ equity	81,194	42,398

Total liabilities and stockholders’ equity	$623,243	$580,887

Net debt (in thousands) (Current maturities plus Long-term debt less Cash and cash equivalents)	$264,348	$269,292

Blount International, Inc. Financial Data (Unaudited)

Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30
(In thousands)	2011	2010	2011	2010
Net cash provided by operating activities	$23,580	$25,223	$40,716	$31,391
Net purchases of property, plant and equipment	(7,884)	(4,894)	(13,522)	(8,584)

Free cash flow	$15,696	$20,329	$27,194	$22,807

Segment Information	Three Months Ended June 30,		Six Months Ended June 30
(In thousands)	2011	2010	2011	2010
Total sales	$201,337	$144,788	$382,211	$277,917

Operating income:
Outdoor products	$32,343	$28,189	$66,446	$55,967
Other and corporate expense	(7,525)	(6,222)	(13,786)	(12,634)

Operating income	$24,818	$21,967	$52,660	$43,333

Sales and Adjusted EBITDA (In thousands)	2010 Pro Forma	Pro Forma LTM June 30, 2011	2011 Mid-Point Estimate	2011 Pro Forma
Sales	$656,600	$752,000	$785,000	$815,000

Operating income	$89,300	$97,700	$106,500	$108,500
Depreciation	21,300	21,000	23,200	25,500
Amortization	8,100	10,400	9,900	10,600
Stock compensation	3,200	3,700	4,300	4,300
Inventory and asset impairment charges related to production efficiency programs	3,000	2,500	500	500
Other	600	600	600	600

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$125,500	$135,900	$145,000	$150,000